Exhibit 99.1

	CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Chief Financial Officer
(770) 437-6800

Financial Dynamics:
Christine Mohrmann, Jim Olecki
FOR IMMEDIATE RELEASE		(212) 850-5600

INTERFACE REPORTS THIRD QUARTER 2005 RESULTS
-- Operating Income Up 29% Year-Over-Year --
-- $0.10 Diluted Earnings Per Share --

ATLANTA, Georgia, October 26, 2005 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced results for the third quarter ended October 2, 2005.

Third quarter 2005 results included a 9.5% increase in sales to $243.9 million, from $222.8 million in the year ago period. Operating income was $20.5 million in the 2005 third quarter, a 28.9% increase over operating income of $15.9 million in the third quarter 2004. As a percentage of sales, operating income improved to 8.4% in the third quarter versus 7.1% of sales in the year ago period. Net income for the quarter was $5.1 million, or $0.10 per diluted share, compared with a net loss in the prior year period of $47.8 million, or $0.92 per diluted share. (Included in the Company’s results for the third quarter 2004 is an operating loss related to discontinued operations of $4.1 million as well as write-downs associated with these operations for the impairment of assets and goodwill of $17.5 million and $29.0 million, respectively, as previously announced. Continuing operations yielded income of $2.4 million, or $0.05 per diluted share, in the third quarter 2004.)

“Third quarter performance represents another significant step forward for Interface, as we continued to generate solid year-over-year growth in both sales and operating income, even in the face of higher raw material prices, the impact of the tragic events in the Gulf Coast region, and tougher year-over-year comparables,” said Daniel T. Hendrix, President and Chief Executive Officer. “These results are indicative of the several positive trends we are seeing in the industry and the momentum we are now generating in all of our businesses. The improving U.S. office market, the ongoing success of our market segmentation strategy, and the increasing popularity of carpet tile as the floorcovering of choice continue to fuel growth for our Company. Our modular business once again generated impressive returns, with double digit sales growth in the U.S., record third quarter growth in Asia-Pacific, and strengthening demand in Europe. We also are upbeat about the performance of our fabrics and broadloom businesses in the third quarter, as sales and operating income increased significantly in each. Given these results, we believe our Company is beginning to hit on all cylinders.”

INTERFACE REPORTS THIRD QUARTER 2005 RESULTS	-2-

Mr. Hendrix added, “Our segmentation strategy continues to pick up steam around the world, with particular success in the modular carpet segment. With effective execution of this strategy, we are leading and shaping the modular market, while also forming relationships with new customers, such as automobile manufacturers, on the fabrics side of our business. For the third quarter, worldwide modular sales grew 12% year-over-year. The strong order trend we saw in our fabrics business at the end of the second quarter continued into the third quarter, and the ongoing strength of the corporate office market led to a 7% increase in fabrics sales year-over-year. Sales from our Bentley Prince Street broadloom business also increased during the third quarter, which led to its fifth consecutive quarter of profitability.”

Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, “While there has been some degree of uncertainty surrounding oil prices and the supply of raw materials in our industry, we have taken steps to help offset these issues, including flowing through price increases to counter higher raw material costs. In addition, the profitability improvements in our fabrics and broadloom businesses led to gross margin expansion to 31.4% in the third quarter from 29.4% in the third quarter of 2004.”

For the first nine months of 2005, sales were $725.2 million, compared with $649.1 million for the same period a year ago, an increase of 11.7%. Operating income for the 2005 nine-month period increased to $58.9 million, from $45.4 million in the comparable 2004 nine-month period. Income from continuing operations was $12.2 million, or $0.23 per diluted share, in the first nine months of 2005. This compares with income from continuing operations of $4.6 million, or $0.09 per diluted share, in the year ago period.

Mr. Hendrix concluded, “As we move into the fourth quarter, we are encouraged with the level of order activity and we continue to be optimistic about the future. Although increasing raw material costs will remain a challenge in the near term, we believe that the product pricing and supply chain actions we have taken - coupled with the benefits we are reaping from our decade-long journey toward sustainability - position us well for further progress. While our leading presence in the worldwide modular carpet market continues to be the main driver of growth for Interface, our market segmentation strategy and ongoing cost management initiatives have led to higher sales levels and significant improvements in profitability in our fabrics and broadloom businesses. We believe that we can continue to generate top-line growth while improving profitability in all areas of our business. During the fourth quarter, we expect continued sales growth and margin expansion."

INTERFACE REPORTS THIRD QUARTER 2005 RESULTS	-3-

The Company will host a conference call today, October 26, 2005, at 5:00 p.m. Eastern Time, to discuss its third quarter 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1148621 or through the Company’s website at http://www.interfaceinc.com/results/investor/. The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through October 26, 2006 at 11:59 p.m. Eastern Time.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world’s largest manufacturer of modular carpet under the Interface, InterfaceFLOR, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Chatham and Camborne brands, and provides specialized fabric services through its TekSolutions business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” included in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,”“Sales of our principal products have been and may continue to be affected by adverse economic cycles in the construction and renovation of commercial and institutional buildings,”“Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,”“Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,”“Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,”“Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,”“Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,”“We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS THIRD QUARTER 2005 RESULTS	-4-

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/02/05	10/03/04	10/02/05	10/03/04

Net Sales	$243,898	$222,822	$725,158	$649,068
Cost of Sales	167,357	157,298	500,250	451,865
Gross Profit	76,541	65,524	224,908	197,203
Selling, General & Administrative Expenses	56,029	49,645	166,003	151,765
Operating Income	20,512	15,879	58,905	45,438
Interest Expense	11,402	11,395	34,486	34,752
Bond Offering Cost	–	–	–	1,869
Other Expense, Net	171	288	1,039	1,610
Income Before Taxes	8,939	4,196	23,380	7,207
Income Tax Expense	3,602	1,826	11,180	2,619
Income from Continuing Operations	5,337	2,370	12,200	4,588
Discontinued Operations, Net of Tax	(216)	(50,661)	(14,741)	(56,067)
Gain (Loss) on Disposal, Net of Tax	–	465	(1,935)	465
Net Income (Loss)	$5,121	$(47,826)	$(4,476)	$(51,014)

Earnings (Loss) Per Share - Basic
Continuing Operations	$0.10	$0.05	$0.24	$0.09
Discontinued Operations	–	(1.01)	(0.29)	(1.11)
Gain (Loss) on Disposal	–	0.01	(0.04)	0.01
Earnings (Loss) Per Share - Basic	$0.10	$(0.95)	$(0.09)	$(1.01)

Earnings (Loss) Per Share - Diluted
Continuing Operations	$0.10	$0.05	$0.23	$0.09
Discontinued Operations	–	(0.97)	(0.28)	(1.08)
Gain (Loss) on Disposal	–	0.00	(0.03)	0.01
Earnings (Loss) Per Share - Diluted	$0.10	$(0.92)	$(0.08)	$(0.98)

Common Shares Outstanding - Basic	51,648	50,558	51,457	50,537
Common Shares Outstanding - Diluted	53,444	52,099	52,779	52,038

Orders from Continuing Operations	$252,400	$238,900	$769,800	$700,500
Continuing Operations Backlog (as of 10/02/05 and 01/02/05, respectively)			$102,300	$89,100

Consolidated Condensed Balance Sheets
(In thousands)	10/02/05	01/02/05
Assets
Cash	$32,166	$22,164
Accounts Receivable	142,623	142,228
Inventories	146,393	137,618
Other Current Assets	27,903	22,756
Assets of Businesses Held for Sale	12,439	42,788
Total Current Assets	361,524	367,554
Property, Plant & Equipment	180,332	194,702
Other Assets	308,815	307,542
Total Assets	$850,671	$869,798

Liabilities
Accounts Payable	$55,737	$46,466
Accrued Liabilities	75,069	86,856
Liabilities of Businesses Held for Sale	442	5,390
Long-Term Debt	14,594	-
Senior and Senior Subordinated Notes	460,000	460,000
Other Liabilities	75,585	76,908
Total Liabilities	681,427	675,620
Shareholders’ Equity	169,244	194,178
Total Liabilities and Shareholders’ Equity	$850,671	$869,798

- M O R E -

INTERFACE REPORTS THIRD QUARTER 2005 RESULTS	-5-

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	10/02/05		10/03/04		10/02/05		10/03/04

Net Income (Loss)		$5.1		$(47.8)		$(4.5)		$(51.0)
Adjustments for Discontinued Operations		0.2		50.2		16.7		55.6
Income from Continuing Operations, Net of Tax		$5.3		$2.4		$12.2		$4.6
Depreciation and Amortization		7.1		8.4		23.3		26.2
Deferred Income Taxes and Other Non-Cash Items		0.2		3.5		(10.6)		(1.0)
Change in Working Capital
Accounts Receivable	7.8		(1.9)		(4.3)		(3.7)
Inventories	2.9		9.5		(12.6)		(3.3)
Prepaids	(1.4)		2.8		(7.6)		(0.5)
Accounts Payable and Accrued Expenses	(13.7)		(30.6)		2.4		(26.9)
Cash Provided from (Used in) Continuing Operations		8.2		(5.9)		2.8		(4.6)
Cash Provided from (Used in) Operating Activities of Discontinued Operations		2.0		(4.4)		10.2		(12.6)
Cash Provided from (Used in) Operating Activities		10.2		(10.3)		13.0		(17.2)
Cash Provided from (Used in) Investing Activities		(6.9)		1.5		(17.9)		(7.9)
Cash Provided from (Used in) Financing Activities		6.6		(0.2)		17.2		28.6
Effect of Exchange Rate Changes on Cash		(0.5)		0.1		(2.3)		0.2
Net Increase (Decrease) in Cash		$9.4		$(8.9)		$10.0		$3.7

Consolidated Condensed Segment Reporting
(In millions)

	Three Months Ended			Nine Months Ended
	10/02/05	10/03/04	% Change	10/02/05	10/03/04	% Change
Net Sales
Modular Carpet	$157.9	$141.4	11.7%	$475.2	$411.6	15.4%
Bentley Prince Street	32.1	31.7	1.3%	89.6	88.1	1.7%
Fabrics Group	49.9	46.7	6.9%	147.9	140.3	5.4%
Specialty Products	4.0	3.0	33.3%	12.5	9.1	37.4%
Total	$243.9	$222.8	9.5%	$725.2	$649.1	11.7%

Operating Income (Loss)
Modular Carpet	$18.1	$17.2		$56.0	$44.7
Bentley Prince Street	0.8	0.7		1.8	(0.2)
Fabrics Group	1.9	(1.5)		3.0	1.8
Specialty Products	0.2	(0.2)		0.6	(0.2)
Corporate Expenses and Eliminations	(0.5)	(0.3)		(2.5)	(0.7)
Total	$20.5	$15.9		$58.9	$45.4

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